Exhibit 10.23

Civitas Therapeutics, Inc.

September 12, 2014

Dear Tim:

This letter confirms the termination of the Consulting Agreement dated December 12, 2013 (the “Consulting Agreement”), regarding your service as a member of the Board of Directors (the “Board”) of Civitas Therapeutics, Inc. (the “Company”). Accordingly, pursuant to Section 7.3(b) of the Consulting Agreement and effective as of the day immediately preceding the day on which the initial public offering of the Company’s common stock is consummated, the Company hereby terminates the Consulting Agreement and, by signing below, you hereby acknowledge and agree to such termination of the Consulting Agreement. Upon termination of the Consulting Agreement, you shall be entitled to compensation as a member of the Board pursuant to the Company’s non-employee director compensation policies, as in effect from time to time. For the avoidance of doubt, the terms of sections 1, 5, 6 and 8 of the Consulting Agreement shall survive its termination and the termination of the Consulting Agreement will not terminate your service as a member of the Board.

Sincerely,

Civitas Therapeutics, Inc.

/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	President and Chief Executive Officer

Acknowledged and Agreed

/s/ Timothy S. Nelson
Timothy S. Nelson